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                                                                      EXHIBIT 12

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                   Year Ended May 31,
                                                      --------------------------------------------------------------------------
                                                        2001            2000            1999            1998             1997
                                                      ----------      ----------      ----------      ----------      ----------

                                                                                (In thousands, except ratios)
Earnings:
   Income before income taxes..................       $  785,452      $  843,547      $  770,700      $  735,213      $  628,221
     Add back:
       Interest expense, net of
         capitalized interest ..................          75,301          81,646          90,595         117,726          95,689
       Amortization of debt
         issuance costs ........................             566             602           9,199           1,339           1,328
       Portion of rent expense
         representative of
         interest factor .......................         562,950         575,397         535,486         499,823         434,846
                                                      ----------      ----------      ----------      ----------      ----------
Earnings as adjusted ...........................      $1,424,269      $1,501,192      $1,405,980      $1,354,101      $1,160,084
                                                      ==========      ==========      ==========      ==========      ==========
   Fixed charges:
     Interest expense, net of
       capitalized interest ....................      $   75,301      $   81,646      $   90,595      $  117,726      $   95,689
     Capitalized interest ......................          23,062          30,168          35,152          31,443          39,449
     Amortization of debt
       issuance costs ..........................             566             602           9,199           1,339           1,328
     Portion of rent expense
       representative of interest
       factor ..................................         562,950         575,397         535,486         499,823         434,846
                                                      ----------      ----------      ----------      ----------      ----------
                                                      $  661,879      $  687,813      $  670,432      $  650,331      $  571,312
                                                      ==========      ==========      ==========      ==========      ==========
   Ratio of earnings to fixed
     charges ...................................             2.2             2.2             2.1             2.1             2.0
                                                      ==========      ==========      ==========      ==========      ==========
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